FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. DECLARES DIVIDEND OF $0.25 PER SHARE;

INCREASES RATE BY 47%

CRANBURY, NEW JERSEY (March 21, 2011) – Innophos Holdings, Inc. (NASDAQ: ''IPHS”) today announced that its Board of Directors had declared a dividend of $0.25 per share of common stock, payable on April 29, 2011 to holders of record on April 15, 2011.  The new rate represents an increase of 47% over the previous $0.17 per share quarterly dividend rate.  The company has paid cash dividends at the previous rate continuously since it went public in late 2006.

Randy Gress, Chief Executive Officer and Chairman of the Board, commented, “We are pleased to announce the Board’s decision to increase significantly our quarterly dividend.  This announcement reflects the success of our transformation to a company primarily focused on food ingredients, with improved earnings and cashflow characteristics and greatly reduced leverage.  Our strong financial position gives us the ability to return additional value to shareholders through the dividend, while at the same time maintaining our primary focus on investing in the future growth of our business.”

About Innophos Holdings, Inc.

Innophos is a leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. 'IPHS-G'

Contact Information:
Innophos Holdings, Inc.	Breakstone Group
Investor Relations: (609) 366-1299 investor.relations@innophos.com	Barbara Cano 646-452-2334